RUBY TUESDAY, INC.

PERFORMANCE STOCK UNIT AWARD

This PERFORMANCE STOCK UNIT AWARD (the “Award”) is made and entered into as of the ____ of _______, ____ by and between Ruby Tuesday, Inc. (the “Company”), a Georgia corporation, and ____________________________ (the “Employee”).

Upon and subject to the provisions of the Plan and the Additional Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Employee the Performance Stock Units described below in consideration of the Employee’s services to the Company.

A.	Grant Date: ___________.

B.	Plan Under Which Granted: Ruby Tuesday, Inc. 1996 Stock Incentive Plan or the Ruby Tuesday, Inc. Stock Incentive Plan (the “Plan”).

C.

Performance Stock Units: The number of Performance Stock Units subject to the Award at “Target” level shall be _____________. Each Performance Stock Unit represents the Company’s unfunded and unsecured obligation to issue the cash equivalent of one share of the Company’s common stock (“Common Stock”), $.01 par value per share, subject to the terms of this Award and the Plan.

D.     Performance Goal: [INSERT PERFORMANCE GOAL]

Performance Goal Exception. In the event of a Termination of Employment as identified in E(1) below, the Performance Goal will be met based on the completed years identified in the table above. In the event of a Change in Control, the Performance Goal will be deemed to have been met at the “Target” level.

E.

Vesting Schedule: Regardless of the Performance Level attained, as determined by the table in Paragraph D above, no Performance Stock Units shall become Vested Stock Units (as defined below) unless the Employee remains in the continuous service of the Company or any affiliate through the last day of fiscal year ____ (the “Performance Period End Date”) without experiencing a Termination of Employment (the “Service Condition”)

Notwithstanding the foregoing, the Service Condition will be deemed satisfied as to all or a portion of the Performance Stock Units, as indicated below, if the Employee provides continuous service to the Company and/or any affiliate following the Grant Date through the date of any of the earlier events listed below without experiencing a Termination of Employment:

1)                  (a) In the event of a Termination of Employment due to Disability or death; or (b) in the event of an involuntary Termination of Employment, other than for Cause, the Performance Stock Units will vest based on the following schedule:

Continuous Service Date	Percentage of Payout
Prior to _________	0%
_________ through _________	33 1/3%
_________ through _________	66 2/3%
_________ and after	100%

2)                  In the event of a Change in Control, all of the Performance Stock Units not previously vested shall be deemed to have satisfied the Service Condition immediately prior to the effective date of such Change in Control.

The Performance Stock Units with respect to which both a Performance Level and Service Condition have been, or are deemed to have been, achieved or satisfied, as applicable, are herein referred to as the “Vested Stock Units”.

F.	Distribution of Vested Stock Units: Subject to the attached Additional Terms and

Conditions, the cash equivalent of shares of Common Stock attributable to the Vested Stock Units shall be paid to the Employee within the earlier of (i) a period of sixty (60) days immediately following the effective date of a Change in Control or (ii) a period of ninety (90) days immediately following the Performance Period End Date (the “Distribution Period”).

G.

Forfeiture. Any portion of the Performance Stock Units which have not, or have not been deemed to have, satisfied both the Service Condition and a Performance Level in accordance with Paragraphs D and E by the earlier of a Change in Control or the Performance Period End Date shall be forfeited.

IN WITNESS WHEREOF, the Company and Employee have agreed to this Award as of the Grant Date set forth above.

RUBY TUESDAY, INC.

By:
[Name of Employee]

Title:

ADDITIONAL TERMS AND CONDITIONS TO THE

RUBY TUESDAY, INC.

PERFORMANCE STOCK UNIT AWARD

1.     Settlement and Delivery of Vested Stock Units.

(a)     The Committee shall certify as to the achievement of any Performance Level before proceeding with any settlement of the Award.

(b)     During the Distribution Period, the Company shall pay to the Employee a cash amount calculated based upon the Fair Market Value of a share of Common Stock on the date the Committee determines the Performance Level achieved and the number of Vested Stock Units to be issued in settlement of the Award.

(c)     The Company shall not be required to issue cash in lieu of fractional shares upon the settlement of the Award.

(d)     Notwithstanding anything in the Plan, the Award, or any other agreement (written or oral) to the contrary, if the Employee is a “specified employee” (within the meaning of Code Section 409A) on the date of a Termination of Employment, then any payment made with respect to such Termination of Employment under this Award will be delayed to the extent necessary to comply with Code Section 409A(a)(2)(B)(i), and the applicable cash will be paid to the Employee during the five-day period commencing on the earlier of: (1) the expiration of the six-month period measured from the date of the Employee’s Termination of Employment, or (2) the date of the Employee’s death. Upon the expiration of the applicable six-month period under Code Section 409A(a)(2)(B)(i) (or, if earlier, the date of the Employee’s death), all payments deferred pursuant to this Subsection (d) will be paid or delivered to Employee (or the Employee’s estate, in the event of the Employee’s death) in a lump sum.

2.     Tax Withholding. The Company shall withhold the amount of taxes, which in the determination of the Company are required to be withheld under federal, state and local laws and all other applicable payroll withholding with respect to any amount payable under the Award.

3.     Rights as Shareholder. The Employee shall have no rights as a shareholder with respect to the either Performance Stock Units or Vested Stock Units. Except as otherwise provided in Section 7 and Section 5.2 of the Plan, the Company shall make no adjustment for any dividends or distributions.

4.     Restrictions on Transfer. The Employee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Performance Stock Units (including, without limitation, Vested Stock Units). Any such disposition not made in accordance with this Award shall be deemed null and void. The restrictions contained in this Section 5 will not apply with respect to transfers of the Performance Stock Units pursuant to applicable laws of descent and distribution; provided that any applicable restrictions contained in this Section 4 will continue to be applicable to the Performance Stock Units after any such transfer; and provided further that the transferee(s) of such Performance Stock Units must agree in writing to be bound by the provisions of the Plan and this Award.

5.     Change in Capitalization.

(a)     The number and kind of shares of Common Stock upon which the settlement of this Award is calculated shall be proportionately adjusted for nonreciprocal transactions between the Company and the holders of capital stock of the Company that cause the per share value of the shares of Common Stock referenced by the Performance Stock Units to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend or distribution (each, an “Equity Restructuring”).

(b)     In the event of a merger, consolidation, extraordinary dividend (including a spin-off), reorganization, recapitalization, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Common Stock, or a Change in Control of the Company, that in each case does not constitute an Equity Restructuring, the Committee, in its sole discretion, may make such adjustments with respect to the Performance Stock Units and take such action as it deems necessary or appropriate, including, without limitation, adjusting the number of Performance Stock Units, making a corresponding adjustment in the number of shares subject to the Performance Stock Units, substituting a new award to replace the Award, removing restrictions on outstanding Awards, accelerating the termination of the Award or terminating the Award in exchange for the cash value determined in good faith by the Committee of the Performance Stock Units, as the Committee may determine. Any determination made by the Committee will be final and binding on the Employee.

(c)     No fractional Performance Stock Units shall be created in making any adjustment pursuant to this Section 7. Instead, any adjustment pursuant to this Section 5 that would otherwise result in a fractional Performance Stock Unit becoming subject to the Award shall be further adjusted to round down the numbers of Performance Stock Units to the next lowest Performance Stock Unit.

(d)     All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Employee. Any action taken by the Committee need not treat all recipients of equity incentives equally.

(e)     The existence of the Plan and the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

6.     Clawback. Notwithstanding anything herein to the contrary, this Award is expressly subject to any “clawback policy” now or hereafter adopted by the Company, as the same may be amended from time to time, or any recoupment permitted or required by law.

7.     Section 409A. This Award is intended to comply with, or otherwise be exempt from, Code Section 409A, as applicable. This Award shall be administered, interpreted, and construed in a manner consistent with such Code section. Should any provision of this Award be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Employee’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. No acceleration of payment or settlement may be made except as permitted under Code Section 409A.

8.     Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Georgia.

9.     Successors. This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

10.     Notice. Except as otherwise specified herein, all notices and other communications required or permitted under this Award shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Award shall be given to the parties hereto at the following addresses: to the Company (attention of the Chief Legal Officer), at the principal office of the Company or at any other address as the Company, by notice to Employee, may designate in writing from time to time; and to Employee, at Employee’s address as shown on the records of the Company, or at any other address as Employee, by notice to the Company, may designate in writing from time to time.

11.     Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

12.     Entire Agreement. Subject to the terms and conditions of the Plan, this Award (including the Additional Terms and Conditions) expresses the entire understanding and agreement of the parties with respect to the subject matter. The Committee shall have full and conclusive authority to interpret the Award and to make all other determinations necessary or advisable for the proper administration of the arrangement reflected by this Award. The Committee’s interpretations and determinations in this regard shall be final and binding on the Employee.

13.     Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.

14.     Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

15.     No Right to Continued Service. Neither this Award nor the issuance of the Performance Stock Units hereunder shall be construed as giving the Employee the right to continued service with the Company or any affiliate.

16.     Definitions. Except as provided below, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. The following capitalized terms shall have the following meanings:

(a)     “Cause” has the same meaning as provided in the employment agreement currently or most recently in effect between the Employee and the Company or, if applicable, any affiliate of the Company, or if no such definition or employment agreement ever existed, “Cause” means conduct amounting to: (i) fraud or dishonesty in the performance of Employee’s duties with the Company or its affiliates; (ii) willful misconduct; (iii) any intentional, willful and material failure of Employee to perform his or her employment duties (other than any such failure resulting from Employee's Disability) for thirty (30) days after the Board of Directors delivers a written demand for performance to Employee that specifically identifies the manner in which the Board of Directors believes that Employee has not substantially performed his or her employment duties; (iv) conduct in material violation of the Company’s Code of Business Conduct and Ethics; (v) conviction or plea of guilty or nolo contendere to a felony; or (vi) material breach or violation of the terms of any agreement to which Employee and the Company (or any affiliate) are party. For purposes of this paragraph, no act or failure to act on the part of Employee shall be considered "intentional "or "willful" unless it is done, or omitted to be done, by Employee in bad faith and without reasonable belief that Employee's act or omission was in the best interests of the Company and its affiliates, and any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors or advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company and its affiliates.

(b)     “Change in Control” means any one of the following events occurring after the Grant Date:

(i) the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a Change in Control: (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate;

(ii) within any twelve-month period (beginning on or after the date the Stock Incentive is granted), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the date the Stock Incentive is granted shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(iii) the consummation of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(iv) the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or

(v) the liquidation or dissolution of the Company.

Notwithstanding anything in this Plan to the contrary, to the extent any provision of this Plan would cause a payment or benefit not exempt from the requirements of Code Section 409A to be made because of the occurrence of a Change in Control, then such payment or benefit shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control (and other Executive rights that are tied to a Change in Control shall not be affected by this paragraph).

(c)     “Disability” means the Employee is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its affiliates. The determination of Disability will be made in accordance with the definition of “disability” under Code Section 409A.

   (d)     “Termination of Employment” means a “separation from service” within the meaning of Code Section 409A and the rules and regulations promulgated thereunder.